Exhibit 99.1

News Release

For Release January 21, 2009
5:00 P.M.

Contact:	Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
Robin D. Brown, Senior Vice President & Director of Marketing
(803) 951- 2265

First Community Corporation Announces Fourth Quarter, Year End Results and Cash Dividend

Lexington, S.C.  January 21, 2009 - Today First Community Corporation, the holding company for First Community Bank, reported financial results for the fourth quarter and year ended 2008.  Net income (loss) for the fourth quarter of 2008 was ($488) thousand and diluted earnings (loss) per common share were $(.17).  Operating earnings for the year of 2008 were $3.1 million or $.98 per common share as compared to $3.9 million or $1.20 per common share in 2007.  The primary reasons for this decrease are the same as the contributors to the fourth quarter loss as discussed below.  For the year, the company reported a net loss of $6.8 million.  As discussed in previous releases, the U.S. Treasury Department announced their decision to place the Federal Home Loan Corporation (commonly known as Freddie Mac) into conservatorship and to suspend cash dividends paid on its preferred stock.  Due to this action and as previously announced, the company experienced an “other than temporary impairment” (OTTI) charge during the year in a total pre-tax amount of $14.3 million, with the after tax impact being $9.5 million.  This action eliminated any remaining exposure to government sponsored enterprise (GSE) preferred securities.

Noteworthy in the fourth quarter were several items that contributed significantly to the loss.  The company experienced an OTTI charge in the amount of $169 thousand.  This charge was against a home equity mortgage backed security purchased in early 2005 and leaves the remaining value of the security in the portfolio at $536 thousand.  The company also experienced a negative fair value adjustment of $788 thousand during the quarter.  This reflects the adjustment in value of an interest rate swap executed early in the fourth quarter to reduce the company’s exposure to increasing interest rates.  During the quarter, interest rates declined, thereby resulting in the negative fair value adjustment.  As the swap approaches the expiration date in 2013, or earlier if rates increase, the company will recognize a full recovery of this fair value adjustment.

Additionally, the provision for loan losses in the quarter was $1.4 million as compared to $359 thousand in the prior quarter and $132 thousand in the fourth quarter of 2007.  This results in a loan loss reserve of $4.6 million, which as a ratio to total loans is 1.38%, an increase from the prior quarter’s ratio of 1.13%.  Mike Crapps, president and chief executive officer noted, “We are not immune to the effects of a slowing economy and see some deterioration of our loan portfolio in general as evidenced by the increase in non-performing assets (NPAs) from $1.2 million (22 basis points) at December 31, 2007 to $2.5 million (39 basis points) at December 31, 2008.  While these rates are favorable in comparison to current industry results, which we believe are in excess of 150 basis points, we are concerned about the impact of this economic environment on our customer base of local businesses and professionals.”  During this economic cycle acquisition and development (A&D) loans have been a major concern for financial institutions.  Currently, our company has $13.2 million of A&D loans in our portfolio which represents only 3.9% of our total loan portfolio.  Of these, we have identified a specific loan located within the Midlands of South Carolina in the amount of $3.2 million as a potential problem loan, although the loan was not yet 30 days delinquent at December 31, 2008.   While we continue to work with the borrower, if this loan goes into non-performing status we believe it is not unreasonable to assume that as much as twenty percent of the loan amount could be charged off.  Currently, the company does not anticipate any loss associated with the remaining A&D portfolio other than the specific loan referenced above.

Another significant factor in the quarter is continued compression of the net-interest margin (NIM).  The interest margin was 3.05% during the quarter which is twelve basis points less than the prior quarter and twenty three basis points less than the fourth quarter of 2007.  This contraction is driven by the rapid decline in interest rates quickly affecting asset yields while market rates on deposits have remained disproportionately high.

Additionally, the net-interest margin was also affected by the addition of loans on non-accrual status.  The related adjustments due to this factor impacted the net-interest margin for the quarter by approximately five basis points.

Non-interest expense was $4.2 million during the fourth quarter which represents a 9.5% ($368 thousand) increase over the prior quarter.  This increase is primarily attributable to salaries and benefits for the employees of the newly acquired financial planning/investment advisory practices, marketing costs related to an initiative to speak to customers about the current economic environment, losses due to debit card fraud, and expenses related to the additional loan workouts and other real estate owned (OREO) issues.

As previously announced, on November 21, 2008, the company completed the sale of $11.4 million in preferred shares to the U.S. Treasury as part of the Capital Purchase Program.  Crapps noted, “While our company was well-capitalized prior to this transaction, this additional capital further strengthens our balance sheet and our capital structure.  As of December 31, 2008, our Tier 1 capital ratio is 13.1%, over twice the regulatory guideline of 6.0% to be “well capitalized”, with $29.9 million in excess of the well capitalized regulatory requirement.  The company’s Total capital ratio of 14.3% also exceeded the regulatory requirement of 10% needed to be considered “well capitalized” with $17 million in excess of the regulatory requirement.  In addition, at 8.2% the company’s Tier 1 leverage capital ratio was higher than the 5% required to be considered “well capitalized” with $20.2 million in excess capital.”  Crapps remarked, “It is an understatement to say that 2008 was a very challenging year for the company as well as the entire industry.  All indications are that there will not be a rapid economic recovery and as a result 2009 will present many challenges.  With our capital strength, core deposit base,  and overall loan portfolio quality, we are well positioned to meet these challenges and to take advantage of the opportunities we see in the market.  In fact, it is interesting to note that the company experienced solid loan growth in the fourth quarter, increasing the portfolio at an annualized rate of 7.0%.  We continue to aggressively seek sound lending opportunities with our many qualified borrowers.  As we move through this economic cycle, our efforts and focus will be to position the company to prosper and continue our long term goal of being the premier community bank in the markets we serve.”

In addition to releasing year-end and fourth quarter results, the company also announced that the board of directors had approved a cash dividend for the fourth quarter of 2008.  The company again declared a $.08 per share dividend, payable February 17, 2009 to shareholders of record as of February 2, 2009.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, Chapin, Northeast Columbia, Newberry, Prosperity, Red Bank and Camden.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007

Interest Income	$8,242	$8,120	$33,007	$30,956
Interest Expense	3,955	4,115	15,809	15,666
Net Interest Income	4,287	4,005	17,198	15,290
Provision for Loan Losses	1,407	132	2,129	492
Net Interest Income After Provision	2,880	3,873	15,069	14,798
Non-interest Income:
Deposit service charges	612	750	2,682	2,722
Mortgage origination fees	119	149	579	407
Commissions on sale non deposit products	91	138	334	356
Securities gains (loss)	—	(24)	(28)	49
Other-than-temporary-impairment writedowns on securities	(169)	—	(14,494)	—
Fair value adjustment gain (loss)	(788)	122	(623)	168
Other	367	276	1,466	1,315
Total non-interest income	232	1,411	(10,084)	5,017
Non-interest Expense:
Salaries and employee benefits	2,070	1,853	7,964	7,301
Occupancy	296	248	1,155	1,160
Equipment	333	321	1,289	1,270
Marketing and public relations	167	83	563	459
Amortization of intangibles	123	167	507	670
Other	1,250	841	4,061	3,265
Total non-interest expense	4,239	3,513	15,539	14,125
Income (loss) before taxes	(1,127)	1,771	(10,554)	5,690
Income tax expense (benefit)	(639)	573	(3,761)	1,725
Net income (loss)	$(488)	$1,198	$(6,793)	$3,965
Preferred stock dividends	71	—	71
Net income (loss) available to common shareholders	$(559)	$1,198	$(6,864)	$3,965

Basic earnings (loss) per common share	$(0.17)	$0.37	$(2.14)	$1.23
Diluted earnings (loss) per common share	$(0.17)	$0.37	$(2.14)	$1.21

Average shares outstanding - basic	3,224,246	3,215,447	3,208,451	3,234,309
Average shares outstanding - diluted	3,224,246	3,253,558	3,208,451	3,284,425

Return on Average Assets
GAAP earnings (loss)	-0.30%	0.83%	-1.10%	0.72%
Operating earnings (loss)	-0.23%	0.84%	0.51%	0.71%
Return on Average Common Equity
GAAP earnings (loss)	-3.38%	7.36%	-10.89%	6.23%
Operating earnings (loss)	-2.60%	7.57%	5.04%	6.19%
Return on Average Common Tangible Equity
GAAP earnings (loss)	-7.04%	13.69%	-21.60%	11.83%
Operating earnings (loss)	-5.43%	13.88%	10.00%	11.74%

Net Interest Margin	3.02%	3.20%	3.16%	3.21%
Net Interest Margin (Tax Equivalent)	3.05%	3.28%	3.21%	3.29%

RECONCILIATION OF GAAP TO NON-GAAP MEASURE (OPERATING EARNINGS)

(Dollars in thousands)

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
Net Income (Loss), As Reported (GAAP)	$(488)	$1,198	$(6,793)	$3,965
Add: Income tax expense (benefit)	(639)	573	(3,761)	1,725
	(1,127)	1,771	(10,554)	5,690
Non-operating items:
(Gain) loss on sale of securities	—	24	28	(49)
Other-than-temporary-impairment write-down on securities	169	—	14,494	—
Pre-tax operating earnings (loss)	(958)	1,795	3,968	5,641
Related income tax expense (benefit)	(582)	581	825	1,708
Operating earnings (loss), (net income, excluding non operating items)	$(376)	$1,214	$3,143	$3,933

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousand, except per share data)

	At December 31,
	2008	2007

Total Assets	$650,616	$565,613
Investment Securities	238,449	175,258
Loans	332,964	310,028
Allowance for Loan Losses	4,581	3,530
Total Deposits	423,798	405,854
Other Borrowings	152,454	89,630
Shareholders’ Equity	68,406	63,996

Book Value Per Common Share	$17.83	$19.93
Tangible Book Value Per Common Share	$8.57	$10.67
Equity to Assets	10.51%	11.31%
Loan to Deposit Ratio	78.56%	76.39%
Allowance for Loan Losses/Loans	1.38%	1.14%

Average Balances:

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007

Average Total Assets	$641,696	$572,472	$619,984	$553,614
Average Loans	327,559	307,414	318,954	296,991
Average Earning Assets	563,336	496,394	543,678	476,079
Average Deposits	427,688	405,633	422,736	404,361
Average Other Borrowings	146,531	96,679	129,225	80,656
Average Shareholders’ Equity	62,428	64,536	62,364	63,584

Asset Quality
Nonperforming Assets:
Non-accrual loans	$1,757	$600	$1,757	$600
Other real estate owned	748	133	748	133
Accruing loans past due 90 days or more	59	501	59	501
Total nonperforming assets	$2,564	$1,234	$2,564	$1,234

Loans charged-off	$491	$231	$1,140	$483
Overdrafts charged-off	41	30	110	140
Loan recoveries	(14)	(124)	(114)	(382)
Overdraft recoveries	(28)	(9)	(58)	(64)
Net Charge-offs	$490	$128	$1,078	$177
Net Charge-offs to Average Loans	0.15%	0.04%	0.34%	0.06%

	Post Office Box 64 / Lexington, SC 29071